Exhibit 99.1

Momentus to Deploy Defense Department and Commercial Payloads on

Rideshare Mission with SpaceX in 2026

(BUSINESS WIRE) — December 17, 2024 — Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the “Company”), a U.S. commercial space company offering satellite buses, technologies, transportation, and other in-space infrastructure services, today announced it has signed a contract with SpaceX to join an upcoming Transporter rideshare mission launching as soon as early 2026.

Momentus plans to use this port for the launch of its flight-proven Vigoride Orbital Service Vehicle (OSV) to transport a mix of payloads from the U.S. Department of Defense (DoD) and commercial customers to Low- Earth Orbit (LEO).

For this mission, Momentus has additional capacity to support customers planning LEO deployment and hosted payload missions in early 2026. Government and commercial customers interested in utilizing the ability of the Vigoride vehicle to cost-effectively launch and deliver microsatellites up to 200 kg and cubesats, provide average power up to 1kW, and deploy or operate hosted payloads in orbits above 500 km and below the International Space Station are encouraged to contact Momentus while booking opportunities remain open.

“We’re thrilled to be under contract supporting DoD programs, including for our upcoming launch and look forward to also deploying commercial payloads in orbit on this upcoming launch of our Vigoride Orbital Service Vehicle,” said Momentus Chief Executive Officer John Rood. “These exciting collaborations position Momentus at the forefront of the future in-space economy.”

This mission marks Momentus’ fourth Vigoride mission. Customers interested in participating in this mission can contact the Momentus Commercial team at sales@momentusspace.com.

About Momentus Inc.

Momentus is a U.S. commercial space company that offers commercial satellite buses and in-space infrastructure services including in-space transportation, hosted payloads, and other in-orbit services.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the expected filing of the Company’s Form 10-K and Form 10-Q and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on June 6, 2024, as amended by that certain Annual Report on Form 10-K/A filed by the Company on September 16, 2024, as such factors may be updated from time to time in our other filings with the Commission, accessible on the Commission’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Investors: investors@momentus.space

Media: press@momentus.space